Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-258786) of Bluegreen Vacations Holding Corporation of our reports dated March 13, 2023, with respect to the consolidated financial statements of Bluegreen Vacations Holding Corporation, and the effectiveness of internal control over financial reporting of Bluegreen Vacations Holding Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boca Raton, Florida

March 13, 2023